Exhibit 10.1

May 13, 2013

Daniel G. Rothstein
c/o Provident New York Bancorp
400 Rella Boulevard
Montebello, New York 10901

Dear Mr. Rothstein:

In consideration of the desire of the Board of Directors (the “Board”) of Provident New York Bancorp (the “Company”) to ensure your continued and dedicated service to the Company following the date hereof and through the consummation of the proposed transactions between the Company and Sterling Bancorp (“Sterling”), as contemplated by the Agreement and Plan of Merger, dated as of April 3, 2013, by and between the Company and Sterling (the “Merger Agreement”), the Board has determined that it is in the best interests of the Company and its shareholders to provide you with the retention payment described below.

Within ten (10) days following the date on which the Effective Time (as defined in the Merger Agreement) occurs (the “Closing Date”), subject to your continued employment with the Company through the Closing Date, the Company shall pay you a lump sum cash payment equal to $289,900 (the “Retention Payment”), less any applicable withholding for federal, state, local, or other taxes.  The Retention Payment shall not be considered compensation for purposes of determining payments or benefits due under any employee benefit plan, program or agreement of the Company or its affiliates.  In addition, if prior to the Closing Date, your employment is terminated by the Company without Cause (as defined in Annex A hereto), then you shall be paid the Retention Payment within thirty (30) days of your termination of employment.  If, however, (a) prior to the Closing Date, your employment is terminated by the Company with Cause or due to your death or disability or you resign for any reason, or (b) the Merger Agreement is terminated by the parties thereto while you are employed by the Company without the consummation of the transactions contemplated thereby, then your right to the Retention Payment shall be void and of no force or effect.

You acknowledge that, except as may otherwise be provided under any other written agreement between you and the Company or its subsidiaries, your employment by the Company is “at will” and may be terminated by either you or the Company at any time and for any reason.  This letter shall be binding upon any successor of the Company or its businesses in the same manner and to the same extent that the Company would be obligated under this letter if no succession had taken place.  This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law rules.  This letter may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

We appreciate and value your dedicated service to the Company, especially during this exciting period of growth and transition.

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Please indicate your agreement with the terms of this letter as set forth above by signing and returning to us one copy of this letter.

Sincerely yours,

PROVIDENT NEW YORK BANCORP

	By:	/s/ Jack L. Kopnisky
Jack L. Kopnisky
AGREED TO AND ACCEPTED BY:

/s/ Daniel G. Rothstein
Daniel G. Rothstein

ANNEX A

For purposes of this letter, “Cause” shall mean your personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, breach of Provident Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or Provident Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or Provident Bank, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order. The Company shall furnish you with a statement of the grounds for termination for Cause and shall afford you a reasonable opportunity to refute the grounds for the proposed termination.

For purposes of foregoing, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act or failure to act based upon the direction of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.